Exhibit 99.4

Settlement Second Lien Notes Summary Terms

Amount	• $322,868,000 (i.e., current outstanding principal amount of existing Second Lien Notes)

Notes	• Senior Secured Second Lien Notes

Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC (i.e., same issuers as the existing Second Lien Notes)

Obligors

•  Same as the obligors on the existing Second Lien Notes, provided that all obligors under the New Term Loan Facility, New Takeback Term Loan Facility (as applicable), First Lien Notes and Takeback Second Lien Notes shall be Obligors hereunder

Coupon	• Payable in cash at 10.00% (i.e., current interest rate of existing Second Lien Notes)

Maturity	• April 15, 2025 (i.e., current maturity of existing Second Lien Notes)

Collateral/Priority

•  Liens on the same collateral as secures the existing Second Lien Notes that will rank pari passu with the second lien security interests that will secure the Takeback Second Lien Notes, provided that any and all collateral securing the First Lien Notes and Takeback Second Lien Notes shall also secure the Second Lien Notes

Put	• Puttable to the Issuers at 101% of par upon a change of control

Equity Claw

•  On or prior to April 15, 2022, Issuers may redeem up to 40% of Settlement Second Lien Notes at a redemption price of 110% of par with the proceeds of an equity offering (i.e., same terms as under existing Second Lien Notes)

Call Protections	• Same as under existing Second Lien Notes

Affirmative and Negative Covenants

•  To generally match the existing First Lien Notes Indenture, as adjusted to reflect Settlement Second Lien Notes structure and transactions contemplated by the Plan (i.e., covenants substantially equivalent to the covenants under the Takeback Second Lien Notes Indenture)

Other

Subject to such matters as the Debtors, the settling holders of Second Lien Notes and the Second Lien Notes Trustee have separately agreed:

•  Debtors will pay the reasonable and documented out-of-pocket fees and expenses of counsel and financial advisors, as applicable, to Deerfield and the trustee and collateral agent for existing Second Lien Notes through the effective date of the Plan under the Plan pursuant to Bankruptcy Rule 9019 and/or Bankruptcy Code sections [1123, 1129(a)(4), and/or 506] and/or applicable reimbursement agreements. Such payments shall be final and not subject to disgorgement, turnover, re-characterization or other similar claim.

•  Debtors will not settle disputes regarding the treatment of the existing First Lien Notes unless such settlement provides for a full release of the holders of the existing Second Lien Notes (as well as the trustee and collateral agent for the existing Second Lien Notes) from any and all claims (including, without limitation, for turnover of payments) by the settling holders of the existing First Lien Notes under the existing intercreditor agreement.

•  The Debtors shall use reasonable best efforts to cause the Plan and the related Confirmation Order to provide that treatment of First Lien Note claims under the Plan constitutes recovery of all amounts to which First Lien Noteholders are entitled and therefore, that First Lien Noteholders have no claims (including, without limitation, for turnover of payments) against the holders of the existing Second Lien Notes (or the trustee or the collateral agent for the existing Second Lien Notes) under the existing intercreditor agreement in any way arising from, relating to or as a result of the Debtors’ restructuring (including, without limitation, of the First Lien Notes and Second Lien Notes), the Plan (including, without limitation, the treatment of the existing First Lien Notes or Second Lien Notes under the Plan or the making of distributions to the holders of the existing First Lien Notes or Second Lien Notes in accordance with the Plan), the distribution of property by the Debtors under the Plan, any related document or any order of the Bankruptcy Court, or any other transaction, agreement, event, omission or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing (collectively, the “Relevant Matters”).[1]

[1]	The Guaranteed Unsecured Notes Ad Hoc Group takes no position on the interpretation of the existing intercreditor agreement.

•  The Second Lien Indenture shall be terminated and extinguished on the Effective Date; provided that the termination and cancellation of the Second Lien Indenture shall be subject to Article IV.F of the Plan (as it may be amended, supplemented or otherwise modified from time to time), and all provisions thereof relating to cancellation of the Second Lien Indenture, including, without limitation, provisions relating to indemnification by holders, distributions to holders, and the charging lien, shall be no less favorable to the Second Lien Indenture Trustee and holders of Second Lien Notes than the provisions thereof relating to cancellation of the Guaranteed Unsecured Notes Indentures or Legacy Unsecured Notes Indentures.

•  Debtors shall provide notice to holders of Second Lien Notes of the amended Plan reflecting this settlement, in accordance with the Bankruptcy Code.